Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of December 21, 2007, is made by and between VIA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Lawrence K. Cohen, Ph.D. (“Executive”).
WITNESSETH:
     WHEREAS, Executive is a senior executive of the Company or its subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
     WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control exists;
     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for Executive, applicable in the event of a Change in Control;
     WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his or her duties in respect of a proposed or actual transaction involving a Change in Control;
     WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company or its subsidiaries; and
     WHEREAS, on December 17, 2007 the Compensation Committee of the Board authorized the Company to enter into this Agreement pursuant to the Company’s Change in Control Severance Plan (the “Plan”), the terms of which shall apply to the extent not inconsistent with this Agreement.
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
     (a) “Base Pay” means Executive’s annual base salary rate as in effect from time to time.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Cause” means any of the following (i) the commission of an act of fraud or embezzlement against the Company or any affiliate thereof, (ii) a breach of one or more of the following duties to the Company (1) the duty of loyalty, (2) the duty not to take willful actions which would reasonably be viewed by the Company as placing the Executive’s interest in a position adverse to the interest of the Company, (3) the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities, (4) the duty of honesty or (5) any other fiduciary duty which the Executive owes to the Company, (iii) a conviction of (or a plea of guilty or nolo contendere in lieu thereof) for (1) a felony or (2) a crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct as an employee of the Company, including, but not limited to, knowing and intentional violation by the Executive of written policies of the Company or specific directions of the Board of Directors or superior officers of the Company, which policies or directives are neither illegal (or do not involve illegal conduct) nor require the Executive to violate reasonable business ethical standards, (6) Executive’s failure, after written notice from the Company, to render services in accordance with his employment, which failure is not cured within ten (10) days of receipt of such notice, whether or not such events are discovered or known by the Company at the time of his termination.
     (d) “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company entity. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of an entity, the following provisions shall apply:
     (i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of Section 2.3.2, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.
     (ii) A “change in the effective control” of the Company shall occur on either of the following dates:
          (1) The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional stock of the Company, the acquisition of additional stock by such Person shall not be considered to cause a “change in the effective control” of the Company; or
          (2) The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).
     (iii) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
     (iv) Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Employee Benefits” means any group health and dental benefit plans; provided, however, that Employee Benefits shall not include disability or life insurance or any contributions made by the Company or its subsidiaries to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.
     (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (h) “Good Reason” means that the Executive (without the Executive’s written consent):
     (i) a material diminution in the Executive’s base compensation;

     (ii) a material diminution in the Executive’s authority, duties or responsibilities;
     (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting to the Board;
     (iv) a material diminution in the budget over which the Executive retains authority;
     (v) a material change in the geographic location at which the Executive must perform services under this Agreement; or
     (vi) any other action or inaction that constitutes a material breach by the Company of the terms and conditions of Executive’s employment with the Company.
     Before “Good Reason” has been deemed to have occurred, Executive must give the Company written notice detailing why the Executive believes a Good Reason event has occurred and such notice must be provided to the Company within sixty days of the initial occurrence of such alleged Good Reason event(s). The Company shall then have thirty days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.
     (i) “Hostile Event” means and includes each of the following:
     (i) If individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
     (ii) A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the

Company’s securities outstanding immediately after such acquisition and such acquisition has not been approved by the Incumbent Board.
          (j) “Severance Period” means the twenty-four month period following the termination of Executive’s employment with the Company.
          (k) “Voting Stock” means securities entitled to vote generally in the election of Board members.
     2. Termination Following (or in connection with) a Change in Control. In the event that in the 12 months following a Change in Control, the employment of Executive is either terminated by the Company or it subsidiaries for any reason other than Cause, death or disability or is terminated by Executive for Good Reason then the following subsections in this Section 2 shall occur:
     (a) Subject to the effectiveness of the release of claims and covenant not to sue referenced in Section 2(g) below, the Company shall pay to Executive cash in monthly installments over the Severance Period with each installment equal to one-twelfth (1/12th) of Base Pay (at the rate in effect at the time of employment termination), commencing on or before the tenth business day following the effectiveness of such release. However, in the event that payment of such installments would extend past the last day of the second year following the year Executive “separates from service” within the meaning of Section 409A of the Internal Revenue Code (the “409A Period”), the total amount of such installments shall instead be reamortized and payable in equal monthly installments over the 409A Period. Notwithstanding the foregoing, if Executive is deemed at the time of separation from service to be a “specified” employee under Section 409A of the Internal Revenue Code (the “Code”), to the extent that the total amount of Executive’s installment payments and any other “separation pay” hereunder (within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii)) exceeds the dollar threshold set forth in such regulation section, then the amount over such threshold shall not be paid until the (i) expiration of the six (6)-month period measured from the date of Executive’s “separation from service” or (ii) such earlier time permitted under Section 409A of the Code. Such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of such deferral shall be paid in one lump sum.
     (b) For the Severance Period, the Company shall continue to provide to Executive all Employee Benefits which were received by, or with respect to, Executive as of the date of such termination, at the same expense to Executive as before the Change in Control subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Executive is offered employee benefits coverage in connection with new employment. Through the Severance Period, Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company during the Severance Period, the Executive will provide the Company with written confirmation that he/she has not been offered other employee benefits.
     (c) The Company or its subsidiaries shall pay Executive a pro-rata share (based on the number of months Executive served as an executive of the Company or its subsidiaries during the fiscal year of Executive’s termination of employment) of annual incentive award payments, if any, due to Executive under the terms of the Company’s or its subsidiaries’ annual incentive payment plan. Any amounts payable to Executive under this Section 2(c) will be paid to Executive at the same time payments are made to other participants under the Company’s or its subsidiaries’ annual incentive payment plan.
     (d) Notwithstanding anything to the contrary in any restricted stock, stock option or other equity compensation plan or agreement or deferred compensation or retirement plan or agreement, upon the date of his/her termination the Executive shall become immediately fully vested (and all vesting restrictions removed) in all of his/her then outstanding stock options, stock appreciation rights, warrants, restricted stock, phantom stock, deferred compensation, or similar plans or agreements with the Company or its subsidiaries.
     (e) As of his/her termination date, Executive shall also be paid for his/her accrued but unpaid salary and vacation, unreimbursed valid business expenses that were submitted in accordance with the policies of the Company or its subsidiaries; and is eligible for other vested benefits pursuant to the terms of any employee benefit plan.
     (f) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its subsidiaries, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then either:
     (i) if such payments are being made as a result of a Hostile Event then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes, including any Excise Tax (and including any interest or penalties imposed with respect to such taxes), imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments; or
     (i) if such payments are being made as a result of any other event that is not a Hostile Event, then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.
All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) or the amount of any Gross-Up Payments that are required to be made under this Section 2(f), shall be made by a nationally recognized independent audit firm not currently retained by the Company most recently prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(f). All amounts payable to Executive under Section 2(f)(i) shall be paid as soon as practicable after the Change in Control event giving rise to payment of the Excise Tax by the Executive, but no later than the December 31 of the year next following the year in which the Executive, or the Company on behalf of the Executive, remits the Excise Tax.
     (g) All payments and benefits provided under this Section 2 (other than payments under Section 2(f)(i)) are conditioned on and subject to the Executive’s continuing compliance with this Agreement and the Executive’s execution (and effectiveness) of a reasonable and customary release of claims and covenant not to sue in a form prescribed by the Company or its subsidiaries upon termination of employment. There is no entitlement to any payments or benefits unless and until such and release of claims and covenant not to sue is effective. Executive must sign the release of claims within 45 days following his termination of employment, in order to receive the benefit sunder this Agreement.
     (h) To the extent Executive receives severance or similar payments and/or benefits under any other plan, program, agreement, policy, practice, or the like of the Company or its subsidiaries, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa).

     (i) Notwithstanding the foregoing, this Agreement shall also remain effective (and Executive shall be eligible for payments and benefits hereunder) if, during a period beginning 3 months immediately prior to a public announcement of an impending Change in Control that is actually consummated, the Company (or its subsidiaries) terminates the Executive’s employment for any reason other than Cause, death or disability or the Executive terminates his/her employment for Good Reason and such termination is determined to be in connection with the Change in Control. The Board shall determine in good faith whether such a termination is occurring in connection with the impending Change in Control. However, such a termination shall in any event be deemed to be in connection with an impending Change in Control if such termination (i) is required by the merger agreement or other instrument relating to such Change in Control, or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control, or (iii) occurs after the public announcement of the impending Change in Control.
     3. Successors and Binding Agreement.
     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
     (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     4. No Retention Rights. This Agreement is not an employment agreement and does not give the Executive the right to be retained by the Company or its subsidiaries and unless otherwise provided in a separate employment agreement, the Executive agrees that he/she is an employee-at-will. The Company (or its subsidiaries) reserves the right to terminate the Executive’s service as an employee at any time and for any reason.
     5. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     6. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
     7. Arbitration; Governing Law. Any dispute between the parties under this Agreement shall be resolved (except as provided below) in San Francisco, California through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association and the arbitration shall be conducted in that location under the rules of said Association. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination and shall furnish to each party a signed copy of such determination. To the extent required by applicable law, the expenses of the arbitration shall be borne by the Company, otherwise the arbitration expenses shall be borne equally by the Company and the Executive (except that each party shall be responsible for their own legal fees and expenses). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.
     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the

Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Plan constitute the entire agreement of the parties with respect to severance benefits in connection with or following a Change in Control and supersedes any and all prior agreements of the parties with respect to such subject matter. This Agreement does not supersede any agreement that the Company and Executive may have regarding severance benefits not in connection with or following a Change in Control. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and the Plan. References to Sections are to references to Sections of this Agreement.
     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     10. Section 409A. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to section 409A of the Internal Revenue Code, the Executive consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with section 409A of the Code (including without limit delaying the timing of payments.
     11. Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

VIA PHARMACEUTICALS, INC.

/s/ James G. Stewart

EXECUTIVE

/s/ Lawrence K. Cohen
Lawrence K. Cohen, Ph.D.

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